EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 of Sonoco Products Company (filed September 4, 1985; February 6, 1992, File No. 33-45594; June 7, 1995, File No. 33-60039; September 25, 1996, File No. 333-12657; December 30, 1998, File No. 333-69929; October 28, 2002, File No. 333-100799; and October 28, 2002, File No. 333-100798) of our report dated January 29, 2003, relating to the financial statements of Sonoco Products Company, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 29, 2003 relating to the financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Charlotte, North Carolina
March 7, 2003